Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Chee Corp.

We consent to the use of our report dated April 29, 2019 with respect to the financial statements of Chee Corp. as of January 31, 2019 and the related statements of operations, shareholders’ equity and cash flows for the period then ended.

Michael Gillespie & Associates, PLLC

Seattle, Washington

June 30, 2020

/S/ Michael Gillespie & Associates, PLLC